Exhibit 5.1

[Letterhead of Harter, Secrest & Emery LLP]

January 6, 2004

Health Management Associates

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Ladies and Gentlemen:

We have acted as counsel to Health Management Associates, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-3 (such Registration Statement, as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of $575,000,000 aggregate principal amount at maturity of the Company’s 1.50% Convertible Senior Subordinated Notes Due 2023 (the “Notes”), and 20,993,078 shares of class A common stock, $0.01 par value, of the Company, as may be required for issuance upon conversion of the Notes (the “Conversion Shares”). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, we advise you that in our opinion:

1. The Notes are valid and binding obligations of the Company entitled to the benefits of the Indenture, dated as of July 29, 2003, by and between the Company and Wachovia Bank, National Association, as trustee, and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Conversion Shares have been duly authorized, and, if and when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion and our opinion of even date herewith as to certain tax matters relating to the Notes, as exhibits to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinions expressed herein are solely for your benefit, and may be relied upon only by you.

Very truly yours,

/s/    Harter, Secrest & Emery LLP